Exhibit 99.1

General Meeting Admission Ticket

General Meeting of

Liberty Global plc Shareholders

[            ], 2015, [    ] p.m. BST ([    ] Eastern Time)

[             ]

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Liberty Global plc’s General Meeting will be held at [    ] p.m. BST ([    ] Eastern Time) on [            ], 2015, at [            ]. If you plan to attend the General Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your ordinary shares be voted. Accordingly, we ask that you appoint a proxy in respect of your ordinary shares as soon as possible using one of two convenient methods: over the internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

▼ IF YOU HAVE NOT APPOINTED A PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Liberty Global plc

General Meeting of Shareholders — [            ], 2015

Proxy Solicited by Board of Directors for General Meeting

Jeremy Evans or, failing him, John Winter, is hereby appointed as the proxy of the undersigned with authority to attend and speak on behalf of the undersigned, and vote all of the Class A and Class B ordinary shares of Liberty Global plc (the Company) held by the undersigned, with all of the powers which the undersigned would possess if personally present, at the general meeting (General Meeting) of shareholders of the Company to be held on [            ], 2015 or at any postponement or adjournment thereof. All previous proxies given with respect to the meeting are revoked.

Shares in respect of which the Proxy is appointed will be voted as directed by the shareholder. If no such directions are indicated by marking the appropriate box with an ‘X’, the Proxy will have authority to vote in accordance with the directors’ recommendations for all resolutions listed below. In the event that any other matter may properly come before the General Meeting, or any postponement or adjournment thereof, the Proxy is authorized, at its discretion, to vote the matter.

To be valid, this form must be completed and delivered to the Company at 38 Hans Crescent, Knightsbridge, London, SW1X 0LZ, United Kingdom or returned in the enclosed envelope to Liberty Global plc c/o Computershare, PO Box 43102, Providence, Rhode Island 02940, together with the power of attorney or other authority (if any) under which it is signed or a certified copy of such authority, or electronically at [        ], by [6:00] a.m. GMT ([1:00] a.m. Eastern time on [            ], 2015.

(Proposals on which to be voted appear on reverse side.)

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	… ☐
Mark the box to the right if you plan to attend the Annual Meeting.

C    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below	Signature — Please keep signature within the box.
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IMPORTANT GENERAL MEETING INFORMATION	000004

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DESIGNATlON (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote by proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by [1:00] a.m.. E.D.T. on [            ], 2015

Vote by Internet
• Go to www.envisionreports.com/[ ] • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by Mail

•   Mark, sign and date your proxy card

•   Deliver it to the Company at 38 Hans Crescent, Knightsbridge, London, SW1X 0LZ, United Kingdom or return it in the postage paid envelope provided to Liberty Global plc c/o Computershare, PO Box 43102, Providence, RI 02940

▼ IF YOU HAVE NOT APPOINTED A PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A. Proposals —The Board of Directors recommends a vote FOR Proposals 1-7. THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Against	Abstain
1.	To approve the New Articles Proposal, a proposal to adopt new articles of association, which will create and authorize the issuance of new classes of ordinary shares, designated the LiLAC Class A Ordinary Shares, the LiLAC Class B Ordinary Shares and the LiLAC Class C Ordinary Shares, which we collectively refer to as the LiLAC Ordinary Shares, which are intended to track the performance of our operations in Latin America and the Caribbean (the LiLAC Group) and make certain changes to the terms of our existing ordinary shares. All of our other operations will be attributed to the Liberty Global Group.	☐	☐	☐

		For	Against	Abstain
2.	To approve the Management Policies Proposal, a proposal to adopt certain management policies in relation to, among other things, the allocation of assets, liabilities and opportunities between the LiLAC Group and the Liberty Global Group.	☐	☐	☐

		For	Against	Abstain
3	To approve the Future Consolidation/Sub-Division Proposal, a proposal to authorize the future consolidation or sub-division of any or all shares of the company and to amend our new articles of association to reflect that authority.	☐	☐	☐

Each of the New Articles Proposal, the Management Policies Proposal and the Future Consolidation/Sub-Division Proposal is dependent on the others, and none of them will be implemented unless (i) all of these proposals receive the requisite shareholder approvals at the General Meeting and (ii) the adoption of the new articles is also approved at each of the separate class meetings of our Class A, Class B and Class C ordinary shares.

		For	Against	Abstain
4.	To approve the Voting Rights Amendment Proposal, a proposal to approve an amendment to the provision in our articles of association governing voting on the variation of rights attached to classes of our shares.	☐	☐	☐

The amendment to our articles of association pursuant to the Voting Rights Amendment Proposal is contingent on the approval of such amendment at each of the separate class meetings of our Class A, Class B and Class C ordinary shares.

		For	Against	Abstain
5.	To approve the Share Buy-Back Agreement Proposal, a proposal to approve the form of agreement pursuant to which we may conduct certain share repurchases.	☐	☐	☐

		For	Against	Abstain
6.	To approve the Director Share Buy-Back Proposal, a proposal to approve certain arrangements relating to the acquisition of securities from our directors.	☐	☐	☐

		For	Against	Abstain
7.	To approve the Virgin Media Sharesave Proposal, a proposal to amend the Liberty Global 2014 Incentive Plan to permit the grant to employees of our subsidiary Virgin Media Inc. of options to acquire shares of Liberty Global at a discount to the market value of such shares.	☐	☐	☐

The full text of the resolutions are set out in the Notice of Meeting.

IF APPOINTING A PROXY BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.